Exhibit 5.2

[Letterhead of Morgan, Lewis & Bockius LLP]

November 4, 2014

XL Group Public Limited Company
XLIT Ltd.
XL House, 8 St. Stephen's Green,
Dublin, Ireland 2

          Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special United States counsel to XL Group Public Limited Company, a public company limited by shares incorporated under the laws of Ireland (the “Company”), and its wholly-owned subsidiary, XLIT Ltd., a Cayman Islands exempted company (“XL-Cayman”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 dated November 4, 2014 (the “Registration Statement”), relating to the offering from time to time, in one or more series (if applicable), of securities including senior or subordinated debt securities of XL-Cayman (the “Notes”) guaranteed by the Company (the “Guarantees”). The Notes and the related Guarantees are referred to herein collectively as the “Securities.”
The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
The senior Notes are to be issued from time to time pursuant to a senior indenture (the “Senior Indenture”) to be entered into among XL-Cayman, the Company and the trustee to be named therein. The subordinated Notes are to be issued from time to time pursuant to a subordinated indenture (together with the Senior Indenture, the “Indentures”) to be entered into among XL-Cayman, the Company and the trustee to be named therein. The Guarantees will be provided for in the Indentures.
In arriving at the opinion expressed below, we have reviewed the following documents:
                  (a) the Registration Statement; and
                  (b) The forms of Indentures and the indenture dated September 30, 2011 (the “Base Indenture”) as supplemented by supplemental indentures thereto dated as of September 30, 2011 and November 21, 2013 (collectively, the “Supplemental Indentures,” and, together with the Base Indenture and the Indentures, the “Indenture”), incorporated by reference as exhibits to the Registration Statement.
In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
When the Notes to be issued under the applicable Indenture are issued and sold by XL-Cayman against receipt of consideration therefor, they will be the valid, binding obligations of XL-Cayman, entitled to the benefits of the Indenture, and the related Guarantees will be the valid, binding obligations of the Company.
Insofar as the foregoing opinions relate to the validity or binding effect of any agreement or obligation of the Company or XL-Cayman we have assumed that each party to such agreement or obligation, including the Company or XL-Cayman, is validly existing, has the power to create an obligation and has satisfied or, prior to the issuance of the Securities, will satisfy, those legal and organizational requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.
In rendering the opinion expressed above, we have further assumed that (i) the final terms and conditions of the Securities will be established in accordance with the terms of the applicable Indenture and will not violate any applicable law or conflict with public policy in any respect; (ii) the Securities and any agreement governing their issuance will be governed by the law of the State of New York; (iii) the Securities will be offered, issued, sold and delivered (A) in compliance with applicable law and (B) in accordance with the terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Securities, and (C) in accordance with any applicable requirements set forth in any organizational action authorizing such Securities and any agreement governing their issuance; and (iv) if Notes are issued in certificated form, certificates representing the Notes will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Notes will be duly registered to the extent required by any applicable agreement.
We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.
We also note that waivers of defenses contained in the Guarantees may be ineffective to the extent that any such defense involves a matter of public policy in New York.
The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York (excluding for such purposes any matter relating to the insurance laws and regulations of such jurisdictions).
We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company and XL-Cayman that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.2) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP